Exhibit 99(a)

NASD: BOKF

For Further Information Contact:
Steven Nell                 Jesse Boudiette
Chief Financial Officer     Corporate Communications Manager
918) 588-6000               (918) 588-6532

                   BOK Financial Year-to-Date Earnings Down 1%
                       Rising Credit Costs Impact Earnings

TULSA, Okla. (Tuesday, July 15, 2008) - BOK Financial Corporation reported earnings of $43.7 million or $0.65 per diluted share for the second quarter of 2008. Net income totaled $62.3 million or $0.92 per diluted share for the first quarter of 2008 and $53.9 million or $0.80 per diluted share for the second quarter of 2007. Net income for the six months ended June 30, 2008 totaled $105.9 million or $1.57 per diluted share compared with net income of $106.7 million or $1.58 per diluted share for the same period of 2007.

Highlights of the second quarter of 2008 included:

o Net interest revenue totaled $159.1 million, up $12.0 million over the first quarter of 2008 and $24.2 million or 18% over the second quarter of 2007. Net interest margin increased to 3.45% for the second quarter of 2008 from 3.31% for both the first quarter of 2008 and the second quarter of 2007.

o Fees and commissions revenue totaled $113.6 million, down $263 thousand from the first quarter of 2008 and up $16.6 million or 17% over the second quarter of 2007.

o Non-performing assets totaled $158 million or 1.26% of outstanding loans at June 30, 2008, up from $126 million or 1.02% of outstanding loans at March 31, 2008 and $70 million or 0.60% of outstanding loans at June 30, 2007.

o Net loans charged off and provision for credit losses were $13.0 million and $38.3 million, respectively, for the second quarter of 2008. Net loans charged off totaled $8.9 million for the first quarter of 2008 and $5.8 million for the second quarter of 2007. The provision for credit losses was $17.6 million for the first quarter of 2008 and $7.8 million for the second quarter of 2007.

o Net losses on securities, derivatives and mortgage servicing rights totaled $9.0 million for the second quarter of 2008, compared with net gains on securities, derivatives and mortgage servicing rights of $5.0 million for the first quarter of 2008 and net losses of $1.4 million in the second quarter of 2007. The change in net gains and losses on securities, derivatives and mortgage servicing rights decreased second quarter's net income $9.0 million compared with the first quarter of 2008.

o No other than temporary impairment charges against the Company's securities portfolio were recognized in the second quarter of 2008 compared with charges of $5.3 million in the first quarter of 2008. The Company has no equity investments in FNMA or FHLMC.

"We are disappointed with the impact of rising credit costs on our performance," said President and CEO Stan Lybarger. "However, net interest revenue showed solid growth due to both earning assets and rising net interest margin. Non-interest revenue was 42% of our total revenue for the second quarter - a level that sets us apart from most regional banks. We also have one of the stronger capital positions among the top 50 U.S. banks."

Net Interest Revenue

Net interest revenue totaled $159.1 million for the second quarter of 2008, up $12.0 million over the first quarter of 2008 and $24.2 million or 18% over the second quarter of 2007. Average earning assets increased $720 million compared with the first quarter of 2008, including a $346 million increase in average loans and a $397 million increase in average securities. Average earning assets increased $2.1 billion over the second quarter of 2007, including a $1.2 billion increase in average outstanding loans and a $917 million increase in average securities.

Growth in average earning assets compared with the first quarter of 2008 was funded primarily by a $991 million increase in average federal funds purchased and other borrowed funds. In addition, average deposits increased $198 million over the first quarter of 2008. Average interest-bearing transaction accounts increased $244 million and average demand deposit account balances increased $100 million. Average time deposits decreased $149 million. Funds generated by growth in deposits and borrowings were also used to fund a $485 million increase in average margin assets. Margin assets placed by the Company secure its obligations under various derivatives contracts.

Net interest margin was 3.45% for the second quarter of 2008 compared with 3.31% for both the first quarter of 2008 and the second quarter of 2007. Widening of the spread between LIBOR and the federal funds rate increased our net interest margin. LIBOR is the basis for the interest earned on many of our loans and the federal funds rate is the basis for the interest paid on many of our interest-bearing liabilities. Yields on average earning assets decreased 56 basis points from the previous quarter to 5.61%. Loan yields were down 79 basis points and securities yields were down 3 basis points. The cost of interest-bearing liabilities decreased 82 basis points from the previous quarter to 2.29%. The cost of interest-bearing deposits decreased 77 basis points and the cost of other borrowed funds decreased 101 basis points.

Loans and Deposits

Outstanding loans totaled $12.7 billion at June 30, 2008, up $276 million or 9% annualized since March 31, 2008. Commercial loans totaled $7.1 billion and commercial real estate loans totaled $2.8 billion. The outstanding balance of commercial loans increased $108 million or 6% annualized while the outstanding balance of commercial real estate loans decreased $4 million or 1% annualized. Commercial real estate loans comprised 22% of the total loan portfolio at June 30, 2008. Residential mortgage loans, which includes loans secured by 1-4 family properties and home equity loans, totaled $1.6 billion at June 30, 2008. Home equity loans totaled $479 million at June 30, 2008, including $318 million in Oklahoma, $73 million in Texas and $68 million in New Mexico. Consumer loans totaled $1.0 billion, including $735 million of indirect automobile loans. Indirect auto loans were up $49 million since March 31, 2008.

Commercial  loans to the  services and other  portfolio  sectors  increased  $64 million and $49 million, respectively, since March 31, 2008. In addition, the outstanding balances of loans to the wholesale / retail and healthcare sectors were up $21 million and $15 million. Loans to the energy sector of the portfolio were down $46 million.

Commercial real estate loans secured by land, residential lots and construction totaled $1.0 billion or 8% of the loan portfolio at June 30, 2008, down $45 million since March 31, 2008. The distribution of land and residential lot and construction loans among our various markets included $299 million in Texas, $265 million in Oklahoma, $180 million in Colorado and $173 million in Arizona.

Total deposits increased $796 million or 24% annualized since March 31, 2008. Interest-bearing transaction account balances increased $321 million and time deposit balances increased $378 million. In addition, demand deposit account balances were up $95 million. Substantially all deposit growth during the second quarter was attributed to Oklahoma, the market with our largest retail distribution network.

Credit Quality

Non-performing assets totaled $158 million or 1.26% of outstanding loans and repossessed assets at June 30, 2008, up $32 million since March 31, 2008. Non-performing commercial, commercial real estate and residential mortgage loans generally are secured and individually less than $10 million. In addition, $8.6 million of non-performing residential mortgage loans are guaranteed by agencies of the U.S. government and $14 million of non-performing assets in the Colorado market were acquired with First United Bank in the second quarter of 2007. The Company will be reimbursed by the sellers up to $8 million for any losses incurred during a three-year period after the acquisition date. Non-performing assets, excluding assets guaranteed by the U.S. government or subject to the First United Bank sellers' escrow totaled $135 million or 1.08% of outstanding loans and repossessed assets.

Non-accruing  commercial  real  estate  loans  totaled  $60  million or 2.14% of outstanding commercial real estate loans at June 30, 2008. Non-accruing commercial real estate loans included $45 million of land and residential lot and construction loans, $896 thousand of loans secured by multifamily properties and $14 million of loans secured by other commercial properties. The distribution of non-accruing land and residential lot and construction loans among our various markets included $30 million in Arizona, $6 million in Texas, $5 million in Colorado and $2 million in Oklahoma.

At June 30, 2008, non-performing assets in the Arizona market totaled $35 million or 5.67% of loans and repossessed assets, up from $19 million or 3.17% at March 31, 2008. Non-performing land and residential lot and construction loans in the Arizona market totaled $30 million, up from $16 million at March 31, 2008.

"While we were disappointed in this quarter's asset quality trends, it is important to note that the Arizona real estate market has been the biggest driver of the deterioration," said Lybarger. "This market is a relatively small percentage of our Company's balance sheet. Credit cycles are a normal part of the banking environment and we will be impacted. However, we have long maintained commercial real estate below 25% of total loans, which should help as we work through this cycle."

Non-performing commercial loans totaled $46 million at June 30, 2008 or 0.65% of outstanding commercial loans. Approximately $30 million of non-performing commercial loans are in the services sector of the portfolio. The distribution of non-performing loans to the services sector among our various markets included $18 million in Oklahoma, $5 million in Texas and $4 million in Colorado.

At June 30, 2008, the distribution of indirect automobile loans among our various markets was $476 million in Oklahoma, $181 million in Arkansas and $78 million in Texas. Approximately 1.95% of the indirect automobile loan portfolio is past due 30 days or more, including 2.03% in Oklahoma, 2.03% in Arkansas and 1.27% in Texas. At March 31, 2008, approximately 1.96% of the indirect automobile loan portfolio was past due 30 days or more. Comparable national average past due rate is 3.09% based on survey data as of March 31, 2008. Net loans charged-off totaled $1.7 million in the second quarter of 2008 and $1.6 million in the first quarter of 2008.

The combined allowance for loan losses and off-balance sheet credit losses totaled $182 million or 1.45% of outstanding loans and 145% of non-accruing loans at June 30, 2008. The allowance for loan losses was $159 million and the reserve for off-balance sheet credit losses was $23 million. At March 31, 2008, the combined allowance for loan losses and off-balance sheet credit losses totaled $156 million or 1.27% of outstanding loans and 158% of non-accruing loans. The allowance for loan losses was $137 million and the reserve for off-balance sheet credit losses was $19 million. As is always the case, the Company will continue to evaluate the adequacy of the allowance for loan losses as of June 30, 2008 through August 9, 2008, the date its financial statements are filed with the Securities and Exchange Commission, and will make adjustments to amounts reported if necessary.

Real estate and other repossessed assets totaled $21 million at June 30, 2008, up from $15 million at March 31, 2008. Real estate and other repossessed assets included $13 million of 1-4 family residential properties and residential land development properties, $2 million of automobiles and $3 million of manufacturing facilities. Approximately $1.7 million of real estate and other repossessed assets are supported by the First United Bank sellers' guaranty.

The Company also has off-balance sheet obligations related to certain community development residential mortgage loans that were sold with recourse. These mortgage loans were underwritten to standards approved by U.S. government agencies, including full documentation and were originated under programs available only for owner-occupied properties. The outstanding principal balance of these loans totaled $400 million at June 30, 2008. All of these loans are to borrowers in our primary markets including $281 million to borrowers in Oklahoma, $45 million to borrowers in Arkansas, $23 million to borrowers in New Mexico and $19 million to borrowers in the Kansas City area. At June 30, 2008 approximately 2.12% of these loans are non-performing. A separate reserve for credit risk of $7.5 million is maintained for these loans.

Fees and Commission Revenue

Fees and commission revenue decreased $263 thousand from the first quarter of 2008 and increased $16.6 million or 17% over the second quarter of 2007. Brokerage and trading revenue was down $9.4 million over the previous quarter due primarily to the effect of increased risk associated with continued high energy prices and volatility on the fair value of energy derivatives. Brokerage and trading revenue increased $1.2 million or 9% over the second quarter of 2007 due primarily to institutional securities sales, partially offset by a decrease in derivatives revenue.

Deposit service charges increased $2.5 million over the first quarter of 2008 and $3.4 million or 13% over the second quarter of 2007 due primarily to growth in overdraft fees and commercial account charges. Transaction card revenue increased $2.2 million over the previous quarter and $2.9 million or 13% over the second quarter of 2007 due to growth in ATM, merchant discount and debit card fees.

Fees earned on margin assets totaled $4.5 million in the second quarter of 2008, $2.0 million in the first quarter of 2008 and $969 thousand in the second quarter of 2007.

Securities, Derivatives and Mortgage Servicing Rights

Net losses on securities, derivatives and mortgage servicing rights totaled $9.0 million for the second quarter of 2008 compared with net gains on securities, derivatives and mortgage servicing rights of $5.0 million for the first quarter of 2008. The change between quarters reduced net income $9.0 million.

                                                    Quarter Ended
                                            June 30    March 31   June 30
                                              2008       2008       2007
                                           ----------------------------------
Gain (loss) on portfolio securities         $   276     $2,947   $(   580)
Gain on Visa IPO securities                       -      6,788          -
Other than temporary impairment of
  equity securities                               -     (5,306)         -
Gain (loss) on derivative contracts          (2,961)     2,113    (   183)
Gain (loss) on mortgage hedge
  securities                                 (5,518)       191     (5,682)
Gain (loss) on change in fair value
  of mortgage servicing rights              (   767)    (1,762)     5,061
                                            ---------------------------------
Gain (loss) on mortgage servicing rights
  net of mortgage hedge securities           (6,285)    (1,571)    (  621)
                                            ---------------------------------
Net gain (loss) on securities, derivatives
  and mortgage servicing rights             $(8,970)   $ 4,971    $(1,384)
                                            =================================


Operating Expense

Operating expenses totaled $159.3 million for the second quarter of 2008, up $5.9 million over the preceding quarter and $25.1 million or 19% over the same period of 2007. Excluding changes in the fair value of mortgage servicing rights, operating expenses increased $6.9 million over the first quarter of 2008 and $19.3 million or 14% over the second quarter of 2007. Personnel expense grew $1.5 million compared with the first quarter of 2008 and $9.5 million or 12% compared with the second quarter of 2007. Insurance expense decreased $1.1 million compared with the first quarter of 2008 and increased $1.9 million compared with the second quarter of 2007 due primarily to FDIC insurance costs.

Credit losses on mortgage loans sold with recourse, which is included in mortgage banking costs, totaled $2.9 million in the second quarter of 2008 and $2.5 million in the first quarter of 2008.

Capital Management

The Company's tangible capital ratio was 7.33% at June 30, 2008, down from 7.83% at March 31, 2008. The decrease in the tangible capital ratio was due primarily to balance sheet growth, including a $715 million increase in the fair value of derivative contracts held for customer risk management programs. Cash dividends paid during the second quarter of 2008 totaled $15.2 million or $0.225 per common share. The cash dividend paid per common share was up 12% compared with the first quarter of 2008.


About BOK Financial Corp.

BOK Financial Corp. is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., the TransFund electronic funds network, Cavanal Hill Investment Management, Inc. and Southwest Trust Company, N.A. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.